UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C
(Rule 14c-101)

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☑ Preliminary information statement
☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐ Definitive information statement

REVLON, INC.
(Name of Registrant as Specified in Its Charter)

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PRELIMINARY COPY — SUBJECT TO COMPLETION

NOTICE OF ACTION BY WRITTEN CONSENT
OF THE MAJORITY STOCKHOLDERS OF
AND
INFORMATION STATEMENT FOR

REVLON, INC.
237 PARK AVENUE
NEW YORK, NEW YORK 10017

TO BE EFFECTIVE ON [ • ], 2009
DATE FIRST MAILED TO STOCKHOLDERS: [ • ], 2009

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Dear Stockholder:

We hereby give you notice of, and this information statement is being distributed in connection with, an action by written consent (the “Written Consent”) of the majority stockholders of Revlon, Inc., a Delaware corporation (“Revlon,” “we,” “us,” “our” or the “Company”), taken on [ • ], 2009.

The matters upon which action by written consent of the majority stockholders of Revlon (collectively, the “Proposals”) was taken are:

(1) The issuance of up to 20,235,337 shares of our Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), to MacAndrews & Forbes Holdings Inc., a Delaware corporation (“MacAndrews & Forbes” and such issuance, the “Proposed Issuance”) in connection with the transactions (the “Transactions”) described in the Offer to Exchange mailed to our stockholders on [ • ], 2009 (the “Offer to Exchange”), including (i) the contribution by MacAndrews & Forbes to the Company (the “Contribution”) of up to $75 million of the aggregate outstanding principal amount of the Senior Subordinated Term Loan between MacAndrews & Forbes and Revlon Consumer Products Corporation, a Delaware corporation and a wholly-owned subsidiary of Revlon (“RCPC”), and (ii) the entry (the “Amendment Approval”) into an amendment to the Senior Subordinated Term Loan pursuant to which, among other things, the interest rate will be increased from 11% to 12.75% and the maturity date will be extended from August 1, 2010 to the fourth anniversary of the consummation of the Exchange Offer described in the Offer to Exchange (the “Exchange Offer”).

(2) In connection with the Transactions, an amendment to our restated certificate of incorporation to increase the number of authorized shares of our preferred stock from 20 million to 50 million, as reflected in Annex A to this information statement.

(3) An amendment to our restated certificate of incorporation to clarify that the provision requiring that holders of our Class A Common Stock and holders of our Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), receive the same consideration in certain business combinations shall only apply in connection with transactions involving third parties, as reflected in Annex B to this information statement.

The Written Consent will be effective on [ • ], 2009, and, in the case of Proposals (1) and (2) above, the effectiveness of the Written Consent is subject to our consummation of all of the components of the Transactions. The actions contemplated by Proposals (1) and (2) will only occur if the Transactions are consummated, in which case they will occur substantially simultaneously with the consummation of the Transactions. The action contemplated by Proposal (3) will occur as soon as practicable after the effectiveness of the Written Consent. Please review this information statement for a more complete description of these matters.

This information statement is being furnished pursuant to the requirements of Rule 14c-2 of the Securities Exchange Act of 1934, as amended, to our stockholders entitled to vote or give an authorization or consent in regard to the Proposals and from whom proxy authorization or consent is not solicited. Our Board of Directors has fixed 5:00 p.m. on July 29, 2009 as the record date for the determination of holders of Class A Common Stock and Class B Common Stock entitled to notice of the action by written consent. Your consent is not required and is not being solicited in connection with this action. This information statement is being furnished to our stockholders as of the record date for informational purposes only. This information statement also constitutes notice of corporate action without a meeting by less than unanimous written consent of our stockholders pursuant to Section 228(e) of the Delaware General Corporation Law.

Our majority stockholders are MacAndrews & Forbes and REV Holdings LLC, a Delaware limited liability company (“REV Holdings”). MacAndrews & Forbes is wholly owned by Ronald O. Perelman, the Chairman of our Board of Directors. The REV Holdings membership interest is owned by its sole member, Revlon Holdings LLC, a Delaware limited liability company (“Revlon Holdings”), whose membership interest in turn is owned indirectly by MacAndrews & Forbes.

Our principal executive offices are located at 237 Park Avenue, New York, New York 10017, and our telephone number is (212) 527-4000.

We urge you to read this information statement and the Offer to Exchange carefully.

BY ORDER OF OUR BOARD OF DIRECTORS

Alan T. Ennis
President and Chief Executive Officer

New York, New York
[ • ], 2009

CORPORATE ACTION TAKEN
ACTION BY WRITTEN CONSENT; NO VOTE REQUIRED
NOTICE OF ACTION BY WRITTEN CONSENT
PROPOSAL NO. 1 -- APPROVAL OF THE PROPOSED ISSUANCE
PROPOSAL NO. 2 -- APPROVAL OF THE AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR PREFERRED STOCK
PROPOSAL NO. 3 -- APPROVAL OF THE AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION TO CLARIFY THAT THE PROVISION REQUIRING THAT HOLDERS OF OUR CLASS A COMMON STOCK AND HOLDERS OF OUR CLASS B COMMON STOCK RECEIVE THE SAME CONSIDERATION IN CERTAIN BUSINESS COMBINATIONS SHALL ONLY APPLY IN CONNECTION WITH TRANSACTIONS INVOLVING THIRD PARTIES.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN FINANCIAL AND OTHER INFORMATION
INTERESTS OF CERTAIN PERSONS IN OR IN OPPOSITION TO MATTERS TO BE ACTED UPON
HOUSEHOLDING OF STOCKHOLDER MATERIALS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE

CORPORATE ACTION TAKEN

Approval by Our Board of Directors

Our Board of Directors has determined that the Proposals are advisable and in our best interests. On July 29, 2009, our Board of Directors approved the Proposed Issuance and authorized amendments (the “Amendments”) to our restated certificate of incorporation (our “certificate of incorporation”), subject to stockholder approval, to (1) increase the number of authorized shares of our preferred stock from 20 million to 50 million, as reflected in the first article of Annex A to this information statement and (2) clarify that the provision requiring that holders of our Class A Common Stock and holders of our Class B Common Stock receive the same consideration in certain business combinations shall only apply in connection with transactions involving third parties, as reflected in the first article of Annex B to this information statement.

Action by Written Consent

On [ • ], 2009, MacAndrews & Forbes and REV Holdings delivered to the Company an executed written consent of stockholders approving each of the Proposals (the “Written Consent”), in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”). Our Board of Directors has fixed 5:00 p.m. on July 29, 2009 (the “Record Date”) as the record date for the determination of holders of Revlon’s Class A Common Stock and Class B Common Stock entitled to notice of the action by written consent. As of the Record Date, MacAndrews & Forbes beneficially owned all of the Company’s issued and outstanding Class B Common Stock, approximately 58% of the Company’s issued and outstanding shares of Class A Common Stock and approximately 61% of the Company’s issued and outstanding shares of Class A Common Stock and Class B Common Stock combined, with such shares of Class A Common Stock and Class B Common Stock together representing approximately 75% of the combined voting power of the Company’s Class A Common Stock and Class B Common Stock.

ACTION BY WRITTEN CONSENT; NO VOTE REQUIRED

As the Proposals have been duly authorized and approved by the written consent of the holders of at least a majority of our issued and outstanding voting securities, we are not seeking any consent, authorization or proxy from you. Section 228 of the DGCL provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting. Approval by at least a majority of the outstanding voting power of our shares of common stock present and voting on the matter at a meeting would be required to approve the Proposals, which approval has been duly secured by written consent executed and delivered to us by MacAndrews & Forbes, as noted above.

As of the Record Date, there were issued and outstanding: (i) 48,443,072 shares of Class A Common Stock, entitled to one vote per share, (ii) 3,125,000 shares of Class B Common Stock, entitled to ten votes per share, and (iii) no shares of preferred stock. On [ • ], 2009, MacAndrews & Forbes and REV Holdings owned, directly and indirectly, 28,207,735 shares, or approximately 58.2%, of our Class A Common Stock, and all of the 3,125,000 shares of our Class B Common Stock, with such shares of Class A Common Stock and Class B Common Stock together representing approximately 74.6% of the combined voting power of the Company’s Class A Common Stock and Class B Common Stock. Accordingly, the Written Consent executed by MacAndrews & Forbes pursuant to DGCL Section 228 and delivered to us is sufficient to approve the Proposals and no further stockholder vote or other action is required.

The General Corporation Law of the State of Delaware does not provide for dissenters’ rights of appraisal in connection with any of the Proposals.

NOTICE OF ACTION BY WRITTEN CONSENT

Pursuant to Section 228(e) of the DGCL, we are required to provide prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing to such action. This information statement serves as the notice required by Section 228(e) of the DGCL.

PROPOSAL NO. 1 — APPROVAL OF THE PROPOSED ISSUANCE

We are proposing the issuance of up to 20,235,337 shares of Class A Common Stock to MacAndrews & Forbes. The exact number will depend on the number of shares tendered in the Exchange Offer. No further stockholder authorization for this issuance will be solicited.

The Proposed Issuance is being made in connection with the Transactions. Upon the consummation of the Exchange Offer, (i) MacAndrews & Forbes will contribute to Revlon $3.71 of the aggregate outstanding principal amount of the loan under the Senior Subordinated Term Loan (the “Senior Subordinated Term Loan”) between MacAndrews & Forbes and Revlon Consumer Products Corporation, a Delaware corporation and a wholly-owned subsidiary of Revlon (“RCPC”), for each share of Class A Common Stock tendered for exchange in the Exchange Offer, and not withdrawn, up to a maximum contribution of $75 million of the aggregate outstanding principal amount of the Senior Subordinated Term Loan, (ii) the maturity date of the Senior Subordinated Term Loan Agreement will be extended from August 1, 2010 to the fourth anniversary of the consummation of the Exchange Offer, and the interest rate will be changed from 11% to 12.75% per annum (we refer to this as the “Senior Subordinated Term Loan Amendment”), and (iii) Revlon will issue to MacAndrews & Forbes one share of Class A Common Stock for each share of Class A Common Stock tendered for exchange, and not withdrawn, in the Exchange Offer. Holders of Class A Common Stock are not entitled to any preemptive rights.

Our Class A Common Stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”) and, as a result, we are subject to the rules of the NYSE.

Rule 312.03(b) of the rules of the NYSE requires an issuer to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, to (i) a director, officer or substantial security holder of the company (an “NYSE Related Party”), (ii) a subsidiary, affiliate or other closely-related person of an NYSE Related Party or (iii) any company or entity in which an NYSE Related Party has a substantial direct or indirect interest, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. Rule 312.03(c) of the rules of the NYSE requires an issuer to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of common stock or of securities convertible into or exercisable for common stock.

The consummation of the Proposed Issuance will result in an issuance to MacAndrews & Forbes of up to 20,235,337 shares of our Class A Common Stock, constituting approximately 39.2% of the number of shares of Class A Common Stock and Class B Common Stock and approximately 25.4% of the combined voting power of the outstanding shares of Class A Common Stock and Class B Common Stock before giving effect to the Proposed Issuance. The consummation of the Proposed Issuance would result in an aggregate issuance by us to MacAndrews & Forbes of a minimum of 10,117,669 shares of our Class A Common Stock, or approximately 19.6% of the number of shares of Class A Common Stock and Class B Common Stock of the number of shares of common stock and approximately 12.7% of the combined voting power of the outstanding shares of Class A Common Stock and Class B Common Stock before giving effect to the Proposed Issuance.

The Written Consent executed by MacAndrews & Forbes pursuant to DGCL Section 228 and delivered to us is sufficient to approve the Proposed Issuance and no further stockholder vote or other action is required.

DILUTION

The holders of our Class A Common Stock will incur dilution of their shares in connection with the consummation of the Exchange Offer, since MacAndrews & Forbes will be issued one share of Class A Common Stock for each share of Class A Common Stock tendered for exchange in the Exchange Offer.

PROPOSAL NO. 2 — APPROVAL OF THE AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR PREFERRED STOCK

Effective immediately prior to the consummation of the Transactions, we are amending our certificate of incorporation to increase the number of authorized shares of preferred stock from 20 million to 50 million and, accordingly, to increase the number of authorized shares of capital stock from 1,120,000,000 to 1,150,000,000. This amendment to our certificate of incorporation is reflected in the first article of Annex A to this information statement.

As of [ • ], 2009, there were no shares of preferred stock issued and outstanding. In order to consummate the Transactions, we expect to issue up to 20,235,337 shares of a newly issued Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), as MacAndrews & Forbes has indicated to us that it will not be tendering its shares in the Exchange Offer, because it is participating in the Exchange Offer by other means. Each share of Class A Common Stock tendered and not withdrawn in the Exchange Offer will be exchanged for one (1) such share of Series A Preferred Stock.

Accordingly, in order to ensure that we will have enough authorized but unissued shares of our preferred stock for issuance in the Exchange Offer and to thereafter permit us to meet our business needs as they arise, our Board of Directors believes it to be in our best interests to increase the number of authorized shares of our preferred stock. The availability of additional authorized shares of preferred stock will provide us with greater flexibility to issue preferred stock for a variety of corporate purposes, without the delay and expense associated with convening a special stockholders’ meeting. These purposes may include raising equity capital through public and private offerings, funding potential acquisitions, adopting additional stock plans or reserving additional shares for issuance under existing plans. The proposed amendment to our certificate of incorporation will make available the additional authorized shares of preferred stock for issuance from time to time at the discretion of our Board of Directors without further action by the stockholders, except where stockholder approval is required by law or NYSE requirement or to obtain favorable tax treatment for certain employee benefit plans.

Except as described in this information statement and in the Offer to Exchange, we have no current plans to issue any of the authorized but unissued shares of our preferred stock. We have not made the proposals in this information statement in response to any effort to accumulate our stock or to obtain control of the Company by means of a tender offer, merger or solicitation in opposition to management. Please see the information contained in the sections of the Offer to Exchange titled “Special Factors — Purpose of and Reasons for the Exchange Offer,” “Special Factors — Certain Effects of the Exchange Offer,” “Description of Series A Preferred Stock,” “Material Differences Between Class A Common Stock and Series A Preferred Stock” and “Terms of the Exchange Offer.”

PROPOSAL NO. 3 — APPROVAL OF THE AMENDMENT OF OUR
RESTATED CERTIFICATE OF INCORPORATION TO CLARIFY THAT THE PROVISION REQUIRING THAT HOLDERS OF OUR CLASS A COMMON STOCK AND HOLDERS OF OUR CLASS B COMMON STOCK RECEIVE THE SAME CONSIDERATION IN CERTAIN BUSINESS COMBINATIONS SHALL ONLY APPLY IN CONNECTION WITH TRANSACTIONS INVOLVING THIRD PARTIES.

Revlon’s certificate of incorporation provides that that holders of our Class A Common Stock and holders of our Class B Common Stock are entitled to receive the same consideration in certain business combinations.

As soon as practicable after the effectiveness of this Consent, we are amending our certificate of incorporation to clarify that the provision requiring that holders of our Class A Common Stock and holders of our Class B

Common Stock receive the same consideration in certain business combinations shall only apply in connection with transactions involving third parties. This amendment to our certificate of incorporation is reflected in the first article of Annex B to this information statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 31, 2009 (unless otherwise noted), the number of shares of the Company’s Common Stock beneficially owned, and the percent so owned, by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) the Chief Executive Officer and each of the other Named Executive Officers; and (iv) all directors and Named Executive Officers of the Company as a group. The number of shares owned are those beneficially owned, as determined under the applicable rules of the SEC for the purposes of this information statement, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Certain of the shares listed as beneficially owned are pursuant to stock options which were all “out-of-the-money” as of such date.

Amount and Nature of
Beneficial Ownership
(Class A Unless
Name and Address of Beneficial Owner	Otherwise Noted)	Percentage of Class

Ronald O. Perelman 35 E. 62nd St. New York, NY 10065	28,270,235(1)	60.7% (Class A and Class B combined)
	3,125,000(1) (Class B)	58.2% (Class A) 100% (Class B)
FMR LLC 82 Devonshire Street Boston MA 02109	7,697,114(2)	14.9% (Class A and Class B combined) 15.9% (Class A)
Alan S. Bernikow	8,397(3)	*
Steven Berns	—	—
Paul J. Bohan	27,647(4)	*
Chris Elshaw	35,818(5)
Alan T. Ennis	25,647(6)	*
Meyer Feldberg	9,897(7)	*
Ann D. Jordan	—	—
David L. Kennedy	329,801(8)	*
Robert K. Kretzman	165,209(9)	*
Debra L. Lee	2,500(10)	*
Tamara Mellon	—	—
Barry Schwartz	22,014	*
Kathi P. Seifert	14,808(11)	*
All Directors and Named Executive Officers as a Group (14 Persons)	28,911,973	62.2% (Class A and Class B Combined)
	3,125,000 (Class B)	59.7% (Class A) 100% (Class B)

*	Less than one percent.

(1)	Mr. Perelman beneficially owned, directly and indirectly through MacAndrews & Forbes, as of July 31, 2009, 28,270,235 shares of Revlon Class A Common Stock (including 20,166,143 shares beneficially owned by MacAndrews & Forbes (of which 4,561,610 shares are beneficially owned by a family member, with respect to which shares MacAndrews & Forbes holds a voting proxy); 323,500 shares held directly by Mr. Perelman;

7,718,092 shares owned by RCH Holdings One Inc., a holding company in which each of Mr. Perelman and The Ronald O. Perelman 2008 Trust owned 50% of the shares; and 62,500 shares that Mr. Perelman could acquire under vested stock options). Mr. Perelman, through MacAndrews & Forbes, also beneficially owned, as of July 31, 2009, all of the outstanding 3,125,000 shares of Revlon Class B common stock, each of which is convertible into one share of Class A Common Stock. Such Common Stock share ownership represented approximately 58.2% of the Class A Common Stock, approximately 60.7% of the outstanding shares of Revlon’s Common Stock and approximately 74.6% of the combined voting power of such shares as of July 31, 2009. Shares of Class A Common Stock and shares of intermediate holding companies between Revlon and MacAndrews & Forbes are, and may from time to time be, pledged to secure obligations of MacAndrews & Forbes. A default under any of these obligations that are secured by the pledged shares could cause a foreclosure with respect to such shares of Class A Common Stock or stock of intermediate holding companies. A foreclosure upon any such shares of stock or dispositions of shares of Class A Common Stock or stock of intermediate holding companies beneficially owned by MacAndrews & Forbes would not at this time constitute a “change of control” under RCPC’s 2006 Credit Agreements, the Senior Subordinated Term Loan or the indenture governing RCPC’s 9 1/2% Senior Notes.

(2)	Information based solely on a Schedule 13G/A, dated and filed with the SEC on February 17, 2009, and reporting, as of December 31, 2008, beneficial ownership by FMR LLC and Edward C. Johnson 3d (the Chairman of FMR LLC), of 7,697,114 shares of Class A Common Stock (collectively, the “Fidelity Owned Shares”), including 1,156,517 shares with respect to which FMR LLC has sole power to vote or direct the vote and 7,697,114 shares in total that FMR LLC has sole power to dispose of or direct the disposition of. According to the Schedule 13G/A, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, was the beneficial owner of 6,113,349 shares of Class A Common Stock (which are included in the total reported Fidelity Owned Shares) as a result of acting as investment adviser to various investment companies, one of which, Fidelity Advisors High Yield Fund, was the beneficial owner of 4,464,520 shares of Class A Common Stock (which are included in the total reported Fidelity Owned Shares). The percentages of class represented by the reported Fidelity Owned Shares reflect shares of Company Common Stock outstanding as of December 31, 2008.

(3)	Includes 2,500 shares held directly by Mr. Bernikow (representing formerly restricted shares that vested in accordance with the terms of the award agreements) and 5,897 shares that Mr. Bernikow may acquire under vested options, all of which options are out-of-the-money.

(4)	Includes 22,500 shares held directly by Mr. Bohan (including 2,500 formerly restricted shares that vested in accordance with the terms of the award agreements and 20,000 shares that were purchased directly by Mr. Bohan) and 5,147 shares that Mr. Bohan may acquire under vested options, all of which options are out-of-the-money.

(5)	Includes 11,618 shares held directly by Mr. Elshaw (representing formerly restricted shares that vested in accordance with the terms of the award agreements, net of shares withheld for taxes) and 24,200 shares that Mr. Elshaw may acquire under vested options, all of which options are out-of-the-money.

(6)	Includes 23,647 shares held directly by Mr. Ennis (including 13,647 formerly restricted shares that vested in accordance with the terms of the award agreements, net of shares withheld for taxes, and 10,000 shares that were purchased directly by Mr. Ennis) and 2,000 shares that Mr. Ennis may acquire under vested options, all of which options are out-of-the-money.

(7)	Includes 2,500 shares held directly by Mr. Feldberg (representing formerly restricted shares that vested in accordance with the terms of the award agreements) and 7,397 shares that Mr. Feldberg may acquire under vested options, all of which options are out-of-the-money.

(8)	Includes 127,001 shares held directly by Mr. Kennedy (including 78,865 shares that were purchased directly by Mr. Kennedy and 48,136 formerly restricted shares that vested in accordance with the terms of the award agreements, net of shares withheld for taxes), 20,000 shares purchased by Mr. Kennedy through his Company 401(k) plan account, and 182,800 shares that Mr. Kennedy may acquire under vested options, all of which options are out-of-the-money.

(9)	Includes 49,209 shares held directly by Mr. Kretzman (including 39,209 formerly restricted shares that vested in accordance with the terms of the award agreements, net of shares withheld for taxes, and 10,000 shares that were purchased directly by Mr. Kretzman) and 116,000 shares that Mr. Kretzman may acquire under vested options, all of which options are out-of-the-money.

(10)	Includes 2,500 formerly restricted shares that vested in accordance with the terms of the award agreements.

(11)	Includes 12,308 shares that were purchased directly by Ms. Seifert and 2,500 formerly restricted shares that vested in accordance with the terms of the award agreements.

CERTAIN FINANCIAL AND OTHER INFORMATION

The Offer to Exchange contains financial and other information about us. You are urged to read the Offer to Exchange carefully and in its entirety.

INTERESTS OF CERTAIN PERSONS IN OR IN OPPOSITION
TO MATTERS TO BE ACTED UPON

Interests of Revlon Directors and Executive Officers in the Proposals and the Exchange Offer

Revlon stockholders should be aware that certain executive officers and directors of Revlon have interests in the Proposals and the Exchange Offer that may be different from the interests of Revlon stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Exchange Offer and the Proposals. Currently, of the eleven directors of Revlon, three also serve as directors and/or officers of MacAndrews & Forbes: Ronald O. Perelman, David L. Kennedy and Barry F. Schwartz. These three individuals and Alan Ennis, Revlon’s President and Chief Executive Officer, recused themselves from the discussion and consideration of, and vote on, the Exchange Offer at meetings of Revlon’s Board of Directors. Please see the information contained in the section of the Offer to Exchange titled “Special Factors — Background of the Transactions.”

Interests of Revlon Executive Officers

Effects of Exchange Offer on Existing Employment and Benefits Arrangements

The transactions contemplated by the Exchange Offer will not result in accelerated vesting or payment of benefits under existing Revlon employment agreements or benefit plans, including our equity-based incentive plans. Our executive officers will not have any rights under the Exchange Offer other than those afforded to other holders of Revlon Class A Common Stock. Our executive officers will have the same rights as other participants in our 401(k) plan with respect to any shares of Class A Common Stock held by our 401(k) plan for their accounts.

Our executive officers are not eligible to tender those shares of Class A Common Stock that have not vested and remain subject to restricted stock awards granted under the Third Amended and Restated Revlon, Inc. Stock Plan (as amended and restated), but they are eligible to tender any shares of Class A Common Stock that have previously vested or which by their terms become vested during the offering period. As of the date hereof, our executive officers are eligible to tender the following number of shares of Class A Common Stock in the Exchange Offer: Mr. David L. Kennedy, 147,001 shares; Mr. Alan T. Ennis, 23,647 shares; Mr. Chris Elshaw, 11,618 shares; and Mr. Robert Kretzman, 49,209 shares.

Interests of Revlon Directors

Certain members of our Board of Directors have the following interests in the Exchange Offer and the Proposals.

Interests of Directors Affiliated with MacAndrews & Forbes

Certain members of our Board of Directors, namely Messrs. Perelman, Kennedy and Schwartz, have, by virtue of their affiliation with MacAndrews & Forbes, interests in the Exchange Offer and the Proposals that are different from the interests of Revlon stockholders generally. The interests of MacAndrews & Forbes in the Exchange Offer and the Proposals are described in the section of the Offer to Exchange titled “Interests of Certain Persons in the Exchange Offer — Interests of MacAndrews & Forbes in the Exchange Offer.”

Indemnification of Directors and Officers

Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court will deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by such person in connection therewith. A corporation may pay expenses (including, without limitation, attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it will ultimately be determined that such person is not entitled to be indemnified by the corporation. Such expenses (including, without limitation, attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Article X of Revlon’s bylaws provides for indemnification of the officers and directors of Revlon to the fullest extent permitted by applicable law.

Section 8 of Article X of Revlon’s bylaws allows Revlon to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the registrant, or such person who serves or served as a director, officer, employee or agent, of another corporation, partnership or other enterprise at the request of the registrant. The indemnification and advancement of expenses will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs, executors and administrators of such a person.

Section 11 of Article X of Revlon’s bylaws provides that except for proceedings to enforce rights to indemnification, Revlon will not be obligated to indemnify any director or officer of the registrant in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the registrant.

Pursuant to Section 102(b)(7) of the DGCL, Article Fifth(4) of Revlon’s certificate of incorporation provides that no director of the registrant will be personally liable to the registrant or any of its stockholders for monetary damages for breach of such director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Pursuant to Article Fifth(4) of Revlon’s certificate of incorporation, any repeal or modification of Article Fifth(4) by the stockholders of Revlon will not adversely affect any right or protection of a director of the registrant existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Interests of MacAndrews & Forbes in the Exchange Offer

In connection with, and subject to consummation of, the Exchange Offer, (1) MacAndrews & Forbes and RCPC will amend the Senior Subordinated Term Loan to extend the maturity date from August 1, 2010 to the fourth anniversary of the consummation of the Exchange Offer and change the annual interest rate from 11% to 12.75%, (2) MacAndrews & Forbes will contribute $3.71 of the aggregate outstanding principal amount of the Subordinated Term Loan for each share of Class A Common Stock tendered for exchange in the Exchange Offer, and not withdrawn, up to a maximum contribution of $75 million of the aggregate outstanding principal amount of the Subordinated Term Loan and (3) Revlon will issue to MacAndrews & Forbes one share of Class A Common Stock for each share of Class A Common Stock tendered for exchange, and not withdrawn, in the Exchange Offer. This arrangement is discussed in detail in the section of the Offer to Exchange titled “The Contribution and Stockholder Agreement.”

MacAndrews & Forbes, as holder of Revlon common stock and as lender under the Senior Subordinated Term Loan has various interests in certain arrangements and transactions to be entered into in connection with, and subject to consummation of, the Exchange Offer different from your interests as a stockholder. These interests, which are described below, were considered by the Board of Directors in their respective decisions to approve the Proposals and the Exchange Offer.

As of the date of the Exchange Offer, MacAndrews & Forbes owned approximately 58.2% of our Class A Common Stock and 100% of our Class B Common Stock, together representing approximately 60.7% of our combined outstanding shares of common stock and approximately 74.6% of the combined voting power of such shares as of such date and time. As a result, MacAndrews & Forbes is able to elect the entire Revlon Board of Directors and to control the vote on all matters submitted to a vote of our stockholders. MacAndrews & Forbes Holdings Inc. is wholly-owned by Ronald O. Perelman, Chairman of the Revlon Board of Directors.

The more shares of Class A Common Stock that are tendered into the Exchange Offer, the greater will be MacAndrews & Forbes’ interest in our common stock following the Exchange Offer because MacAndrews & Forbes is not exchanging its shares of Common Stock in the Exchange Offer and because Revlon will issue to MacAndrews & Forbes one share of Class A Common Stock for each share of Class A Common Stock tendered for exchange, and not withdrawn, in the Exchange Offer. If all of our outstanding shares of Class A Common Stock other than those owned by MacAndrews & Forbes and its affiliates are tendered into the Exchange Offer, then MacAndrews & Forbes and its affiliates would own 100% of our Common Stock following the Exchange Offer. For illustrative examples of four scenarios that indicate the effect that the Exchange Offer could have on MacAndrews & Forbes’ relative percentage ownership of the number of our outstanding shares and combined voting power, see the section of the Offer to Exchange titled “Special Factors — Certain Effects of the Exchange Offer — Effect on Ownership Structure of Revlon.” In addition, if the Exchange Offer is not consummated, MacAndrews & Forbes will continue to be owed $107 million under the Senior Subordinated Term Loan, which amount will be due on August 1, 2010.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” stockholder materials, such as proxy statements, information statements and annual reports. This means that only one copy of this information statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this information statement to you if you write or call us at the following address or telephone number: Investor Relations Department, Revlon, Inc., 237 Park Avenue, New York, New York 10017, telephone: (212) 527-5230. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC in accordance with the Exchange Act. Such reports and other information (including, without limitation, the documents incorporated by reference into this information statement and into the Offer to Exchange) may be inspected and copied at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Room of the SEC at its Washington address. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like Revlon that file electronically with the SEC. For your convenience, please note that current electronic printable copies of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as a copy of this information statement and the Offer to Exchange, are also available on the Company’s website at www.revloninc.com, under the heading “SEC Filings,” as well as the SEC’s website at www.sec.gov through the Filings and Forms (EDGAR) pages. In addition, electronic printable copies of the Corporate Governance Guidelines, Board Guidelines for Assessing Director Independence, Code of Business Conduct, Audit Committee Pre-Approval Policy and the current charters of the Audit Committee, Compensation and Stock Plan Committee and Nominating and Corporate Governance Committee are available on the Company’s website at www.revloninc.com, under the heading “Corporate Governance.” Any person wishing to receive an electronic copy of Revlon’s 2008 Form 10-K, without charge, may send an email making such a request and including a return email address to michael.sheehan@revlon.com (note that the Company’s ability to respond may be subject to file size limitations imposed by Internet service providers and e-mail services).

The Company will provide stockholders with a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on February 25, 2009, including, without limitation, financial statements and financial statement schedules, and any Quarterly Reports on Form 10-Q filed thereafter, as well as copies of the Corporate Governance Guidelines, Board Guidelines for Assessing Director Independence, Code of Business Conduct, Audit Committee Pre-Approval Policy and the current charters of the Audit Committee, Compensation and Stock Plan Committee and Nominating and Corporate Governance Committee, without charge, upon written request to the Company’s Secretary, at Revlon, Inc., 237 Park Avenue, 14th Floor, New York, NY 10017, attention: Michael T. Sheehan (or via email to michael.sheehan@revlon.com ).

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this information statement information that we have filed with the SEC, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. All documents filed (but not “furnished”) by Revlon under section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the consummation of the Exchange Offer are incorporated by reference into and are a part of this information statement from the date of filing of each such document. The following documents we filed with the SEC are incorporated herein by reference and will be deemed to be a part hereof:

•	our Tender Offer Statement on Schedule TO, including the Offer to Exchange, filed on August 10, 2009;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009; and

•	our Current Report on Form 8-K filed on [ • ], 2009.

Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this information statement. Statements contained in this information statement as to the contents of any contract or other document referred to in this information statement do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects to all of the provisions of such contract or other document.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this information statement, including the Offer to Exchange and a copy of any or all other contracts or documents which are referred to in this information statement. Requests should be directed to the Company’s Secretary, at Revlon, Inc., 237 Park Avenue, 14th Floor, New York, NY 10017, attention: Michael T. Sheehan (or via email to michael.sheehan@revlon.com).

ANNEX A

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
REVLON, INC.

Pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware

REVLON, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST:  That Article FOURTH of the Company’s Restated Certificate of Incorporation is hereby amended by deleting the preamble therefrom and substituting the following in lieu thereof:

“Authorized Capital Stock. The Corporation is authorized to issue 1,150,000,000 shares of capital stock, of which 900,000,000 shares shall be shares of Class A Common Stock, $.01 par value (“Class A Common Stock”), 200,000,000 shares shall be shares of Class B Common Stock, $.01 par value (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 50,000,000 shares shall be shares of Preferred Stock, $.01 par value (“Preferred Stock”).”

SECOND:  That the foregoing amendment was duly adopted by written consent of the stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed in its corporate name this   day of          , 2009.

REVLON, INC.

By:
Name:
Title:

A-1

ANNEX B

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
REVLON, INC.

Pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware

REVLON, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST:  That Article FOURTH of the Company’s Restated Certificate of Incorporation is hereby amended by deleting Section (a)(4) therefrom and substituting the following in lieu thereof:

‘‘(4) Mergers, etc. In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, in each case with a third party that is not (and was not at the commencement of such transaction or any related transaction) an affiliate of the Company, in which any consideration is to be received by the holders of shares of Class A Common Stock or the holders of shares of Class B Common Stock, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall receive the same consideration on a per share basis; provided that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of shares of Class B Common Stock may receive, on a per share basis, voting securities with ten (10) times the number of votes per share as those voting securities to be received by the holders of shares of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten (10) times the number of votes per share as those voting securities issuable upon exercise of the options or warrants to be received by the holders of the shares of Class A Common Stock, or into which the convertible or exchangeable securities to be received by the holders of the shares of Class A Common Stock may be converted or exchanged); and provided, further, for the avoidance of doubt, that this clause (4) is not applicable to a transaction pursuant to which MacAndrews & Forbes Holdings Inc. or its affiliates do not sell or otherwise dispose of their interests but acquire or cause to be acquired the interests of the remaining common stockholders of the Company (other than transfers amount MacAndrews & Forbes Holdings Inc. or any of its affiliates).”

SECOND:  That the foregoing amendment was duly adopted by written consent of the stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed in its corporate name this   day of          , 2009.

REVLON, INC.

By:
Name:
Title:

B-1